EX-35.2
(logo) CWCapital
ASSET MANAGEMENT

March 12, 2008

TRUSTEE:
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attn: Corporate Trust Services (CMBS)
Wachovia Bank Commercial Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2007-C34

DEPOSITOR:
Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288
Attn: Charles L. Culbreth, Robert J. Koontz,
Elizabeth K. Stinson and Lars A. Carlsten

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 251h Floor
New York, NY 10007
Attn: Tracey Ferguson

CONTROLLING CLASS REPRESENTTIVE:
American Capital Strategies, Ltd.
Two Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814,
Attention: Compliance Officer
with a copy to: Douglas Cooper

RE: WBCMT 2007-C34 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 3.13 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 11/13/2007 - 12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.


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Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone

David B. Iannarone
Managing Director



701 13th Street, NW, Suite 1000, Washington, DC 20005 www.cwcapital.com